EXHIBIT 10.8

                      1ST AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment of December 4, 1998 modifies the Employment Agreement of February 1, 1997, hereinafter "Agreement" between Access Authority, Inc. and Paul E. Biava attached hereto and incorporated by reference herein.

WHEREAS the Agreement provides for the terms and conditions of employment by Access Authority, Inc. of Paul E. Biava, AND:

The parties desire to make certain modifications to the Agreement, AND:

The Agreement shall remain in force with each party legally bound by the mutual covenants and agreements therein provided.

                                   AMENDMENTS

AMENDMENT 1

The original paragraph 2. DUTIES AND PERFORMANCE shall be deleted in its entirety and replaced by the following:

2. Duties AND PERFORMANCE

     During the term of this Agreement the Employee shall observe and conform to the policies and directions promulgated from time to time by Employer and devote his full business time, energy, ability, attention and skill to his employment hereunder. Employee shall at all times faithfully, industriously and to the best of Employee's abilities, experience and talents perform all of the duties that may be required hereunder. During the term of Employee's employment under this Agreement (the "Employment Period") Employee shall perform duties consistent with the position of Executive Vice President of Operations and such other duties as shall reasonably be required by the President or the Board of Directors of Access. Employee shall likewise perform such other duties for Employer, or any subsidiary, parent company, affiliate, or division of the Employer as the Employer may reasonably request. The Employee shall perform the services contemplated under this Agreement at such location or locations as the Employer may from time to time reasonably direct, but, Employee shall be primarily based in Tampa, Florida. Employee shall, however, travel to other locations at such times as may be appropriate for the performance of his duties and as reasonably directed by Employer.

AMENDMENT 2

The original Paragraph 3. TERM OF EMPLOYMENT provides for an Employment Period term which expires on January 31, 1999. The parties hereby extend the Employment Period term until September 30, 1999.

AMENDMENT 3

The original paragraph 4. COMPENSATION (a) sub paragraph (1) providing for a base salary is amended as follows:

The rate for calculation of the Base Salary payable in equal bi-weekly installments shall be increased to $150,000 per year beginning on October 1, 1998.

The original paragraph 4. COMPENSATION (a) is amended to include sub paragraph
(iv) as follows:

                  (iv) a sales bonus consisting of one half of one percent (0.5%) of the increase in Access Authority's monthly Total Net Sales over the base amount of $1,908,500, payable monthly after the official Access Authority financial results for the previous month are available. Total Net Sales are defined as the total sales less adjustments and credits and provision for bad debt. Results are determined at the sole discretion of the Vice President of Finance of Ursus Telecom Corporation, subject to adjustments by the independent auditors of Ursus Telecom Corporation. Such sales bonus commences with the month of October, 1998 and continues until the month of September, 1999.

The original paragraph 4. COMPENSATION (a) is amended to include sub paragraph
(v) as follows:

     (v) a profitability bonus, rounded to the nearest $ 1,000, of three percent (3%) of the increase in Net Income from Operations for the period October 1, 1998 to September 30, 1999 above the base level of $1,847,000, payable in the month of October, 1999 after the official Access Authority financial results for the previous 12 months are available. Results are determined at the sole discretion of the Vice President of Finance of Ursus Telecom Corporation, subject to adjustments by the independent auditors of Ursus Telecom Corporation.


         IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment on December 4, 1998.

By:      /s/ Luca M. Giussani Chief Executive Officer
         Luca M. Giussani Chief Executive Officer

BY:      /s/ Paul E. Biava
         Paul e. Biava

                              EMPLOYMENT AGREEMENT

     This Agreement is made as of February 1, 1997 by and between Access Authority, Inc., a Delaware corporation, or its successor in interest ("Access"), and Paul E. Biava ("Employee").


                                    RECITALS

     Employee presently servers as Vice President of Access and Access desires to continue Employee's employment on the terms and conditions set forth herein.

                                   WITNESSETH:

     NOW THEREFORE, in consideration of the mutual covenants and agreements herein provided, the parties hereto, each intending to be legally bound hereby, agrees as follows:

1.   EMPLOYMENT AND DUTIES.

     Access hereby employs or continues to employ Employee as Executive Vice President of Operations, and Employee accepts the continuation of such employment on the terms and continuations set forth in this Agreement.

2. DUTIES AND PERFORMANCE.

     During the term of Employee's employment under this Agreement (the "Employment Period"), Employee shall perform duties consistent with the position of Executive Vice President of Operations and such other duties as shall reasonably be required by the Chief Executive Officer ("CEO") or the Board of Directors of Access. Employee shall at all times faithfully, industriously and to the best of the Employee's abilities, experience and talents perform all of the duties that may be required hereunder.

3. TERM OF EMPLOYMENT.

     Unless Employee's employment hereunder is earlier terminated in accordance with this Agreement, the Employment Period shall be for a term of two (2) years from the date hereof, and such employment shall continue under this Agreement until either party terminates such employment as set forth herein.

4.  COMPENSATION.

     (a) SALARY AND BENEFITS. As compensation for all services rendered by Employee hereunder during the Employment Period, Employee shall be entitled to, subject to withholding and other applicable taxes, the following:

     (i) a "Base Salary" at the rate of $125,000 per year, payable in equal bi-weekly installments beginning on April 15, 1997; Base Salary will be reviewed at the end of each calendar year but no increase in the Base Salary is guaranteed and all such increases are at the sole discretion of the Board of Directors of Access; however, merit increases will be considered at the discretion of the Board of Directors;

     (ii) participation in any fringe benefit plan or program which Access may from time to time during Employee's Employment Period afford to the other senior executive officers of Access; however, nothing in this Agreement shall require Access to establish, maintain or continue any of the fringe benefits already in existence for employees of Access and nothing in this Agreement shall restrict the right of Access to amend, modify or terminate such fringe benefit programs.

     (iii) vacations in accordance with the current policy of Access, but Employee shall not be entitled. to any additional compensation for any vacation. time not used by him.

5.  EXPENSES.

     Access will reimburse Employee for all reasonable expenses, including travel. and entertainment expenses, incurred by Employee in connection with the performance of Employee's duties hereunder, providing such expenses are approved by the Chief Financial Officer or the CEO of Access prior to the time such expenses are incurred and upon submission to Access of a summary of such expenses with vouchers supporting said expenses as Access may reasonably require. Employee will be reimbursed for mileage in connection with the use of Employee's automobile in connection with the performance of Employee's duties hereunder. Reimbursement for mileage will be based on the Internal Revenue Service's standard mileage allowance then in effect. The RIA Federal Tax Handbook states that when the standard mileage rate is used, it eliminates any further recovery for depreciation, maintenance and repairs, tires, gasoline, taxes on gasoline, oil, insurance or registration fees.

6.  CONFIDENTIAL INFORMATION.

     For purposes of this Agreement, the term "Confidential information" shall mean all know-how and information, whether or not in writing, of a private, secret or confidential nature concerning the business or financial affairs of Access including, but not limited to, information encompassed in all plans, proposals, marketing plans, financial information, costs, pricing information, computer programs, personnel data, customer and supplier lists and all other concepts or ideas that have not previously been released publicly by duly authorized representatives of Access. Employee shall not, during his employment hereunder and for two years thereafter, use or divulge, except in the regular course of and to further Access' business, any Confidential Information; PROVIDED. HOWEVER, that Employee has no obligation to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the public other than by disclosure by Employee or anyone else who has an obligation of confidentiality with respect to such information.

7. NON - SOLICITATION.

     In consideration of the payments stated in Paragraph 4 and other good and valuable consideration stated herein, Employee agrees as follows:

     (a) Employee wan-ants and covenants that as of the date of this Agreement, first stated above, neither the employee, nor any Em, organization or corporation in which he is interested, shall, within two (2) years after the termination of his employment hereby, for any reason, contact, hire, retain, advise, consult with any person who is an employee of Access, directly or indirectly persuade or attempt to persuade, solicit, induce, recruit any person employed by Access to leave the employ of Access or to become employed by any person other than Access or any of its subsidiaries as of the date of such termination or was such an employee within six (6) months prior to the date of such termination.

     (b) Employee warrants and covenants that as of the date of this Agreement, first stated above, neither the employee, nor any firm, organization or corporation in which he is interested, shall, within two (2) years after the termination of his employment hereby, for any reason, directly or indirectly, persuade or attempt to persuade any customer, agent, wholesaler, or client of Access, or any potential customer, agent, wholesaler, or client to which Access; has made a presentation or with which Access has been having discussions, to not transact business: with Access or to transact business with the Employee or any other entity as an alternative to or in addition to Access; and

     (c) Employee acknowledges that violation of this Paragraph l would result in irreparable harm to Access, and that in the event of any breach or threatened breach by Employee of this Paragraph 1, Access shall be entitled to injunctive relief or other equitable relief, restraining Employee from engaging in conduct that would constitute a breach of Employee's obligations under this paragraph. Such equitable relief shall be in addition to and not in lieu of any other remedy that may be available. to Access, including without limitation, an action for the recovery damages.

8.  OTHER EMPLOYMENT.

     During the Employment Period, Employee shall devote all of his working time, attention, knowledge, skills and best efforts solely to the diligent performance of his duties and to the business and interests of Access, and Access shall be entitled to all the benefits, profits and advantages arising from or incident to all work, services and advice of Employee.

9.  DEVELOPMENTS.

     All new techniques, know-how, pl4ns, and products developed, made or invented by Employee, alone or with others, while an. employee of Access whether during business hours or otherwise shall become and be the sole property of Access unless released in writing by Access.

10.  TERMINATION OF EMPLOYMENT

     (a) Death. If an Employee dies during his employment hereunder, his Base Salary and other benefits hereunder shall terminate as of the last day of the month in which he dies.

     (b) DISABILITY. If Employee becomes unable, for a period of ninety (90) consecutive days, to perform his duties hereunder or is, substantially restricted for a like period in the performance of such duties by reason of his sickness or disability, Employee's employment, Base Salary, and other benefits hereunder may be terminated by Access as of or after the end of the month in which the said ninety day period ends.

     (c) FOR CAUSE. The employment of Employee hereunder may be terminated by Access at any time for justifiable cause, such as, but not limitation (i) if Employee engages in criminal conduct, dishonesty, fraud, misappropriation, embezzlement, or deliberate and premeditated acts against the interests of Access, (ii) the commission by Employee of any action involving moral turpitude,
(iii) if Employee willfully and in bad faith engages in any conduct materially harmful to the business of Access or (iv) neglect of duties assigned pursuant hereto or failure to keep and perform the terms and conditions as set forth herein. If the employment of Employee is terminated for cause, as sit forth in the preceding sentence, Employee's right to receive the Base Salary and other benefits hereunder shall terminate as of the date of such termination.

     (d) BY EMPLOYEE. Employee may voluntarily terminate his employment under this Agreement upon sixty days prior notice to Access and upon such termination Employee's right to receive the Base Salary and other benefits hereunder shall terminate.

     (e) REMOVAL WITHOUT CAUSE. Access shall have the right at any time and for any reason to terminate the employment of Employee hereunder. If such termination by Access is not by reason of disability pursuant to Paragraph (b) of this Section 9 or for cause pursuant to Paragraph (c) of this Section 9, Employee's Base Salary and other benefits hereunder at the time of such termination shall continue until the later of (i) the date which is two years after the date of this Agreement or (ii) the end of the month in which such termination occurs.

     (f) RETURN OF MATERIALS. Employee shall, upon any termination of his employment hereunder, immediately return to Access any and all materials, and copies thereof, previously received or obtained by him from Access or prepared by him in connection with his employment hereunder and files, letters, memoranda, reports, records, computer programs, listings or other written, photographic or other tangible material containing any Confidential Information whether created by him, employees of Access or others which shall come into his possession.

11.  OTHER AGREEMENTS.

     Employee hereby represents and warrants that he is not bound by the terms of any agreement or commitment with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment by Access or to refrain from competing directly or indirectly with the business of such previous employer or other party. Employee FURTHER Represents and warrants that his performance of all the terms of this Agreement and as an employee of Access will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment by Access. Employee shall and does hereby indemnify and hold Access harmless from and against any and all liability, loss, claim. or expenses (including reasonable attorney's fees) incurred by or imposed. upon Access arising from or based upon a claim that Employee has breached any agreement with any other person, firm or company, including, without limitation, a confidentiality agreement or a covenant not to compete.

12. General.

     (a) GOVERNING LAW. The terms of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

     (b) ASSIGNABILITY. Employee may not assign his interest in this Agreement but Access may assign this Agreement to any successor in interest to Access' business.

     (c) BINDING EFFECT. The terms and conditions of this Agreement shall be binding upon the successors, assigns, heirs, distributees, administrators, executives and legal representatives of the parties hereto.

     (d) ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof

     (e) NOTICES. When any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing signed by or on behalf of the parry giving the notice and shall be (as elected by the person giving such notice) personally delivered or mailed by pre-paid registered or certified mail with return receipt requested to the party to whom such notice is to be given. All notices shall be deemed to have been given on the date of receipt if personally delivered or three days after posting if transmitted by mail.

     (f) AMENDMENT. This Agreement may be amended or modified from time to, time only by a writing signed by the parties hereto.

     (g) EQUITABLE RELIEF. The parties acknowledge that certain violations of this Agreement can not be compensated for in damages alone. Therefore, in addition to all of the other remedies which may be available under applicable law, any party hereto shall have the terms of this Agreement by obtaining injunctive relief against any violation or non-performance hereof.

     (h) LITIGATION . Any action or claim at law or equity arising under or related to, this Agreement shall be brought only in the Courts; of Pennsylvania, or in the United States District Court for the Eastern District of Pennsylvania, and the parties hereto hereby consent to personal jurisdiction and venue in said courts.

     (i) CONSTRUCTION OF AGREEMENT. In case any provision of this Agreement shall for any reason be held to, be invalid, illegal or unenforceable, such holding shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement which shall be construed as if such invalid, illegal or unenforceable provision had never been included herein.

     (j) HEADING. The section and paragraph headings of this Agreement are for convenience only, and form no part of this Agreement and shall not effect its interpretation.

     (k) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon and all of which shall together constitute one and the same instrument.

     (l) SURVIVAL. The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive the termination of Employee's employment hereunder.

     (m) WAIVER. No waiver by Access or Employee of any breach by the other party to this Agreement shall be construed to be a waiver as to succeeding breaches.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

ACCESS AUTHORITY, INC.

/s/ Mark A Turnbull Chief Executive Officer
Mark A Turnbull

/s/ Paul E. Biava
Paul E. Biava